Exhibit EX-99.a.1.a.

AMENDMENT NO. 1

TO

AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST OF

ABERDEEN FUNDS

WHEREAS, pursuant to Article III, Section 6 of the Amended and Restated Agreement and Declaration of Trust of Aberdeen Funds (the “Trust”) dated December 12, 2007 (the “Agreement”), the Board of Trustees of the Trust (the “Board”) may establish and designate additional Series or classes of Shares of the Trust by resolutions adopted by a majority of the Trustees on the Board, setting forth the establishment and designation of each such Series and/or class and the relative rights and preferences of each;

WHEREAS, pursuant to the authority granted in Article III, Section 6 of the Agreement, the Board adopted the resolutions attached hereto as Exhibit 1 at a duly convened meeting of the Board held on March 12, 2008, thereby establishing and designating four (4) new Series of the Trust;

WHEREAS, the Board also adopted the resolutions attached hereto as Exhibit 2 at the March 12, 2008 Board meeting, approving name changes for four (4) of the original 26 Series of the Trust identified under Schedule A of the Agreement;

WHEREAS, pursuant to Article IX, Section 1 of the Agreement, the Agreement may be restated and/or amended at any time by an instrument in writing signed by not less than a majority of Trustees on the Board; and

WHEREAS, the Board desires to amend the Agreement by deleting Schedule A in its entirety and replacing it with the Amended and Restated Schedule A attached hereto as Exhibit 3, which reflects the four (4) new Series and the new names for four (4) of the original 26 Series of the Trust;

NOW THEREFORE, BE IT:

RESOLVED, that pursuant to Article III, Section 6 of the Agreement, the resolutions set forth in Exhibit 1 and Exhibit 2 are hereby incorporated in the Agreement;

RESOLVED FURTHER, that Schedule A to the Agreement is hereby deleted in its entirety and replaced with the Amended and Restated Schedule A attached hereto as Exhibit 3, which reflects the four (4) new Series and the new names for four of the original 26 Series of the Trust; and

RESOLVED FURTHER, that this Amendment No. 1 may be executed by the Trustees in counterparts, which taken together, shall constitute one and the same document.

IN WITNESS WHEREOF, the undersigned Trustees of Aberdeen Funds do hereby approve this Amendment No. 1 to the Agreement as of March 12, 2008.

/s/ P. Gerald Malone	/s/ Warren C. Smith
P. Gerald Malone Trustee	Warren C. Smith Trustee

/s/ Richard H. McCoy	/s/ Jack Solan
Richard H. McCoy Trustee	Jack Solan Trustee

/s/ Peter D. Sacks	/s/ Martin Gilbert
Peter D. Sacks Trustee	Martin Gilbert Trustee

/s/ John T. Sheehy	/s/ Gary W. Bartlett
John T. Sheehy Trustee	Gary W. Bartlett Trustee

2

EXHIBIT 1

RESOLUTIONS ADOPTED ON MARCH 12, 2008

ESTABLISHMENT OF ADDITIONAL SERIES AND SHARE CLASSES OF ABERDEEN FUNDS

WHEREAS, pursuant to Article III, Section 6, of the Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”), the Trustees have the authority to establish and designate additional series of the Trust, and

WHEREAS, pursuant to Article III, Sections 1 and 6, of the Declaration of Trust, beneficial interests in the Trust may be divided into an unlimited number of transferable Shares and the Board may authorize the division of such Shares into separate series and the division of such series into separate classes, with such characteristics as the Board may determine;

NOW, THEREFORE, BE IT RESOLVED, that the Trust shall add two additional series (sometimes hereafter referred to as “Series” “Funds”) of Shares (each Series shall be comprised of an unlimited number of Shares) that are hereby established and designated as in the chart below; and it is further

RESOLVED, that a Share of each additional Series of the Trust shall represent a proportionate interest in and shall have equal rights with each other Share of a Series with respect to the assets of the Trust pertaining to the Series and shall have the rights, preferences, privileges and limitations as set forth in the Declaration of Trust; it is further

RESOLVED, that in accordance with Article III, Sections 1 and 6 of the Declaration of Trust, the initial classes of Shares of the additional Series of the Trust be, and hereby are, established and designated as:

Funds	Share Classes
Aberdeen Emerging Markets Fund	Class A, Class C, Class R, Institutional Class and Institutional Service Class
Aberdeen Core Fixed Income Fund	Class A, Class C, Class R, Institutional Class and Institutional Service Class
Aberdeen Global Equity Fund	Class A, Class C, Class R, Institutional Class and Institutional Service Class
Aberdeen Europe, Australasia and Far East (“EAFE”) Fund	Class A, Class C, Class R, Institutional Class and Institutional Service Class

and an unlimited number of Shares are hereby classified and allocated to such classes of Shares (each, a “Class,” and together, the “Classes”) of each additional Series of the Trust; and it is further

RESOLVED, that a Share of each Class of each Series of the Trust shall represent a proportionate interest in and shall have equal rights with each other Share of such Class of such Series with respect to the assets of the Trust pertaining to such Series and shall have the rights, preferences, privileges and limitations as set forth in the Declaration of Trust, provided that:

1.

The dividends and distributions of investment income and capital gains with respect to Shares of the Series or Classes shall be in such amounts as may be declared from time to time by the Board (or declared and paid in accordance with a formula adopted by the Board or delegated authority by the Board), and such dividends and distributions may vary with respect to such Series or Classes from the dividends and distributions of investment income and capital gains with respect to the other Series or Classes of the Trust, to reflect charges of any pro rata portion of distribution expenses paid pursuant to a Distribution Plan adopted by the Trust on behalf of the Series or Class, as applicable, in accordance with Rule 12b-1 under the 1940 Act (or any successor thereto) (a “Distribution Plan”), to reflect charges of any pro rata portion of administrative service expenses paid pursuant to an Administrative Services Plan adopted by the Trust on behalf of the Series or Class, as applicable, or to reflect differing allocations of the expenses of the Trust among the Series or Classes and any resultant difference among the net asset values per share of the Series or Classes, to such extent and for such purposes as the Board may deem appropriate. The allocation of investment income, capital gains, expenses and liabilities of the Series among its Classes of Shares shall be determined by the Board in a manner that is consistent with the Multiple Class Plan adopted by the Trust in accordance with Rule 18f-3 under the 1940 Act.

2.	Except as may otherwise be required by law, pursuant to any applicable order, rule or interpretation issued by the SEC, or otherwise, the holders of Shares of the Series or any of its Classes shall have (i) exclusive voting rights with respect to any matter submitted to a vote of shareholders that affects only holders of Shares of such Series or such Class, including, without limitation, the provisions of any Distribution Plan applicable to Shares of such Series or such Class; (ii) voting rights with respect to the provisions of any Distribution Plan that may in the future (as a result of any conversion of said Class of Shares or otherwise) affect said Class of Shares; and (iii) no voting rights with respect to the provisions of any Distribution Plan applicable to any other Series or Class of the Fund or with regard to any other matter submitted to a vote of shareholders that does not now or in the future affect holders of Shares of such Series or such Class; and it is further

RESOLVED, that the Board hereby approves an appropriately numbered amendment to the Amended and Restated Declaration of Trust in the form presented to this meeting to establish and create Class A, Class C, Class R, Institutional Class and Institutional Service Class Shares of the Aberdeen Emerging Markets Fund, Aberdeen Core Fixed Income Fund, Aberdeen Global Equity Fund and Aberdeen Europe, Australasia and Far East (“EAFE”) Fund.

EXHIBIT 2

RESOLUTIONS ADOPTED ON MARCH 12, 2008

RATIFICATION OF FUND NAME CHANGES

RESOLVED, that the changes in the names of the following Aberdeen Funds are ratified, confirmed and approved:

Aberdeen Health Sciences Fund (formerly Aberdeen Global Health Sciences Fund)

Aberdeen Natural Resources Fund (formerly Aberdeen Global Natural Resources Fund)

Aberdeen Technology and Communications Fund (formerly Aberdeen Global Technology and Communications Fund)

Aberdeen Select Mid Cap Growth Fund (formerly Aberdeen Mid Cap Growth Fund); and it if further

RESOLVED, that the proper officers of the Trust and Aberdeen Asset Management Inc. be, and there hereby are, authorized and instructed to take such actions as they, in consultation with counsel, shall deem necessary or appropriate to implement the foregoing resolutions, including the preparation and execution of any additional documents, certificates and other papers, such as amendments to the Trust’s charter documents, registration statement or marketing materials, the filing of such documents as may be necessary with the U.S. Securities and Exchange Commission, state regulators, or self-regulatory organizations or other appropriate authorities and amending certain agreements into which the Trust has entered.

EXHIBIT 3

[See attached.]

Amended and Restated

Schedule A - Series of the Trust

Adopted as of March 12, 2008

Aberdeen Small Cap Fund

Aberdeen Natural Resources Fund

Aberdeen Select Mid Cap Growth Fund

Aberdeen Tax-Free Income Fund

Aberdeen Hedged Core Equity Fund

Aberdeen Select Growth Fund

Aberdeen Technology and Communications Fund

Aberdeen Health Sciences Fund

Aberdeen Global Financial Services Fund

Aberdeen Select Equity Fund

Aberdeen Equity Long-Short Fund

Aberdeen Small Cap Value Fund

Aberdeen Small Cap Opportunities Fund

Aberdeen Market Neutral Fund

Aberdeen Small Cap Growth Fund

Aberdeen Select Small Cap Fund

Aberdeen China Opportunities Fund

Aberdeen Developing Markets Fund

Aberdeen International Equity Fund

Aberdeen Select Worldwide Fund

Aberdeen Global Utilities Fund

Aberdeen Optimal Allocations Fund: Moderate

Aberdeen Optimal Allocations Fund: Moderate Growth

Aberdeen Optimal Allocations Fund: Growth

Aberdeen Optimal Allocations Fund: Specialty

Aberdeen Optimal Allocations Fund: Defensive

Aberdeen Emerging Markets Fund

Aberdeen Core Fixed Income Fund

Aberdeen Global Equity Fund

Aberdeen Europe, Australasia and Far East (“EAFE”) Fund